Exhibit 99.1

        Snap-on Incorporated Announces Executive Appointments

    KENOSHA, Wis.--(BUSINESS WIRE)--March 14, 2005--

Michael Montemurro Plans to Retire; Alan Biland Succeeds Montemurro as
  President of Snap-on Tools Company; And Tom Ward Succeeds Biland as
            President of Diagnostics and Information Group

    Snap-on Incorporated (NYSE:SNA) today announced that Alan T. Biland has been named president of Snap-on Tools Company, LLC, responsible for the company's worldwide dealer organization, and a senior vice president of Snap-on Incorporated, effective immediately. He succeeds Michael F. Montemurro, senior vice president of Snap-on Incorporated, who recently has expressed his intention to retire in the near-term after serving the company for nearly 35 years. Thomas J. Ward has been promoted to succeed Biland as president of the Diagnostics and Information Group, and a vice president of Snap-on Incorporated. Jeanne M. Moreno has been appointed vice president and chief information officer (CIO) for Snap-on Incorporated, succeeding Biland as CIO. She joins Snap-on having served as the senior vice president and CIO for Citrix Software, a global leader in infrastructure software. Mary Beth Siddons has been named to succeed Ward as president of Diagnostics. Biland, Ward and Moreno will report to Jack D. Michaels, chairman, president and chief executive officer of Snap-on Incorporated, and Siddons will report to Ward.
    Biland (46) joined Snap-on in 1998 as vice president and chief information officer, and soon after added operational responsibility for Mitchell 1, a leader in providing software and repair information for the automotive industry. In 2001, he became president of the newly formed Diagnostics and Information Group, bringing focus to Snap-on's efforts to combine information with instrumentation. In addition to leading the integration of the various diagnostics and information operations, he drove the utilization of advanced technologies, guided the company's e-commerce efforts and developed a strong management team.
    Ward (52) joined Snap-on in 1996 as vice president for underhood sales. He was named vice president for national accounts in 1998 and vice president of Diagnostics in 2000, becoming president of the worldwide diagnostics organization in 2001. As president of Diagnostics, Ward drove the successful integration and restructuring of the various diagnostics businesses Snap-on had acquired during the 1990s, including the NEXIQ acquisition in late 2002. He spearheaded the development of successful new product platforms, leading to improved sales and earnings.
    Moreno (49) was most recently senior vice president of corporate services and chief information officer for Citrix Systems, a global leader in access infrastructure software that supports access needs for business customers. From 1994 to 2000, she was vice president and chief information officer of BMC Software Corporation and, prior to that time, held technology positions of increasing responsibility at Kimberly-Clark Corporation in Wisconsin. Her background includes responsibility for providing global IT technology services, including deployment of enterprise resource planning (ERP) and customer relationship management (CRM) systems. Throughout her career, she has had responsibilities for technologies in use by engineering, R&D, manufacturing operations, warehousing, logistics and supply chain management. She will be responsible for enabling Snap-on's business strategies through the delivery of existing and emerging technologies.
    Siddons (41) most recently was vice president, global operations for Snap-on's Diagnostics business since 2003, after previously heading up the business unit's marketing and new product development efforts as vice president, worldwide marketing. Siddons joined Snap-on in 1994 in marketing at its Sun Electric subsidiary, and progressed through various assignments of increasing responsibility in the marketing department.
    "Since 1971, Michael Montemurro has worked unselfishly to support the company, its dealers and its people," said Michaels. "In addition to assisting in a smooth transition, Montemurro will also take on responsibility for certain special projects in the near term, continuing to report directly to me."
    "As we have previously stated, our emphasis is to accelerate our improvement progress. With our priorities being to ensure the continued leadership of Snap-on in the marketplace, further strengthen our responsiveness to customers' needs today and in the future, and to reduce complexity and costs, I am excited to announce the promotion of these talented associates," added Michaels. "All of these individuals, with their well-rounded leadership in serving customers and driving improvements, gives me great confidence they will bring focus and energy to accelerate this progress."

    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostics and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle-service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2+ billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 11,500 people worldwide.

    For additional information on Snap-on, visit www.snapon.com.

    CONTACT: Snap-on Incorporated
             Richard Secor (Media contact), 262-656-5561 or
             Bill Pfund (Investor contact), 262-656-6488